--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director         x   10% Owner
   Victor Company of Japan, Limited             Macrovision Corporation MVSN                   ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
12-3, Moriya-cho, Kanagawa-ku                                              September 1999
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ---Form filed by One Reportng Person
                                                                           (Month/Year)        x
                                                                                              ---Form filed by More than One
    Yokohama, Kanagawa, 221-8528 Japan                                                           Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount 2/ (D)       Price 2/  (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                               and 4)
                                                                                                  2/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                9/13/99     S              40,000     D      $ 31.125                      I           1/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                9/14/99     S             230,000     D      $ 32.6929                     I           1/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                9/16/99     S              20,000     D      $ 38.00                       I           1/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                9/17/99     S              40,000     D      $ 38.3125                     I           1/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                9/20/99     S              20,000     D      $ 38.125                      I           1/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                9/21/99     S              20,000     D      $ 38.00                       I           1/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                9/22/99     S              50,000     D      $ 38.10                       I           1/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                9/23/99     S              29,000     D      $ 38.3707                     I           1/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                9/27/99     S              20,000     D      $ 36.625     2,010,976        I           1/
------------------------------------------------------------------------------------------------------------------------------------

1/ Shares owned directly by Pacific Media Development, Inc. and indirectly by JVC Entertainment, Inc.
   and Victor Company of Japan, Limited

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


Explanation of Responses:



                                                                       Victor Company of Japan, Limited



                                                                     By: /s/   Nobuo Watanabe                    October 6, 1999
                                                                         -----------------------------------   --------------------
**Intentional misstatements or omissions of facts constitute               **Signature of Reporting Person               Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and               Name: Nobuo Watanabe
  15 U.S.C. 78ff(a).                                                 Title: General Manager,
                                                                            Business Affairs Department
Note: File three copies of this Form, one of which must be
      manually signed. If space is insufficient, SEE
      Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                             Page 2
                                                                                                                    SEC 1474 (7-97)


                               ATTACHMENT TO FORM 4
                              Joint Filer Information


Designated Filer:
Victor Company of Japan, Limited


Issuer Name and Ticker or Trading Symbol:  Macrovision Corporation   MVSN


Statement for Month/Year:  September 1999


Name and Address:
JVC Entertainment, Inc.
2029 Century Park East
Suite 4125
Los Angeles, CA 90067


Name and Address:
Pacific Media Development, Inc.
2029 Century Park East
Suite 4125
Los Angeles, CA 90067






                                       JVC ENTERTAINMENT, INC.

                                       By: /s/ Munetsugu Shinohara
                                           -------------------------
                                       Name: Munetsugu Shinohara
                                       Title: Secretary & Treasurer



                                       PACIFIC MEDIA DEVELOPMENT, INC.

                                       By: /s/ Nobuo Watanabe
                                           -------------------------
                                       Name: Nobuo Watanabe
                                       Title: President